UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported):   November 23, 2012

VOICESERVE, INC.
(Exact name of registrant as specified in Charter)

Delaware	000-51882	98-0597288
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

Grosvenor House, 1 High Street
Middlesex HA8 7TA
England
 (Address of Principal Executive Offices)(Zip Code)

44-208-136-6000
 (Registrant’s telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 23, 2012, VoiceServe, Inc. (the “Company”) dismissed Alfred Stefansky as the Chief Financial Officer of the Company, effective immediately.  The Company has attempted to notify Mr. Stefansky of his dismissal and we have received no response.

On the same day, the Company’s board of directors (the “Board”) appointed Andrew Millet, a member of the Board, as the Company’s Chief Financial Officer, effective immediately. Mr. Millet will perform the services and duties that are normally and customarily associated with the Chief Financial Officer position as well as other associated duties as our Board reasonably determines.

Biographical information for Mr. Millet has previously been disclosed on the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on July 16, 2012.

Employment Agreements

On November 23, 2012, we executed an employment agreement with our Chief Financial Officer, Andrew Millet. The agreement has a term of one (1) year and provides for (i) an annual base salary of $8,000 and (ii) an annual bonus of up to 100% of the base salary as determined in the sole discretion of the Board of Directors. Annual bonuses are determined by the Board of Directors and are based on the Company’s ability to generate revenues.  The agreement also contains provisions concerning early termination of the executive for death, disability, or with or without cause by the executive. In the event of death or disability, the Company is obligated to pay three months base salary plus accrued benefits.

A copy of the Employment Agreement is attached to this Current Report on Form 8-K (this “Report”) as Exhibit 10.1.

Family Relationships

There are no family relationships between any of the Company’s directors or officers and Mr. Millet.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 9.01      Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

VOICESERVE, INC.

Date: February 7, 2013	By:	/s/ Michael Bibelman
Michael Bibelman Chief Executive Officer

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